Exhibit 23.2

CONSENT OF CRU

CRU International Limited hereby consents to the incorporation by reference in this Registration Statement of Noranda Aluminum Holding Corporation and certain other registrants named on the cover hereof on Form S-3 and in amendments thereto of its name and the reference to its reports, estimates and data appearing in the Annual Report on Form 10-K of Noranda Aluminum Holding Corporation for the year ended December 31, 2013.

By:	/s/ Geoffrey R. Barber
Name: Geoffrey R. Barber Title: Chief Financial Officer, CRU International Limited

April 28, 2014